Exhibit 21.1

LANTHEUS HOLDINGS, INC.

SUBSIDIARIES

Subsidiary	State or Other Jurisdiction of Organization
27 Commerce Street LLC	New Jersey
ACP Lantern Real Estate, LLC	Delaware
Aphelion LLC	Delaware
Cerveau Technologies, Inc.	Delaware
Evergreen Discovery, LLC	Delaware
Evergreen Theragnostics, Inc.	Delaware
Excelsior Life Sciences Ireland Limited	Ireland
EXINI Diagnostics AB	Sweden
Lantheus Alpha Therapy, LLC	Delaware
Lantheus EU Limited	Ireland
Lantheus Five, LLC	Delaware
Lantheus Medical Imaging, Inc.	Delaware
Lantheus MI Canada, Inc.	Canada
Lantheus MI Intermediate, Inc.	Delaware
Lantheus MI Real Estate, LLC	Delaware
Lantheus MI UK Limited	United Kingdom
Lantheus Omega, LLC	Delaware
Lantheus One, LLC	Delaware
Lantheus Radiopharmaceuticals UK Limited	United Kingdom
Lantheus Switzerland GmbH	Switzerland
Lantheus Three, LLC	Delaware
Lantheus Two, LLC	Delaware
Life Molecular Imaging GmbH	Germany
Life Molecular Imaging LLC	Delaware
Life Molecular Imaging Limited	United Kingdom
Meilleur Technologies, Inc.	Delaware
MNTX Royalties Sub LLC	Delaware
Molecular Insight Pharmaceuticals, Inc.	Delaware
Progenics Pharmaceuticals Nevada, Inc.	Nevada
Progenics Pharmaceuticals, Inc.	Delaware
PSMA Development Company LLC	Delaware
SPECT HoldCo LLC	Delaware